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                                                                   Exhibit 99. 1

CONTACT:
Larry Dennedy
Ellen Gulczynski
(212) 929-5239
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

           HADCO COMMENCES TENDER OFFER FOR CONTINENTAL CIRCUITS CORP.

     NEW HAMPSHIRE, Salem, February 20, 1998 -- Hadco Corporation (Nasdaq NM:
HADCO) today announced that it had commenced its tender offer for all outstanding common shares of Continental Circuits Corp. (Continental) (Nasdaq
NM: CCIR) at $23.90 cash net per share.

     The offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 19, 1998, unless extended.

     Consummation of the offer is subject to there having been validly tendered and not withdrawn prior to expiration of the offer a number of shares which constitutes at least 90% of the shares outstanding on a fully-diluted basis, the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and other customary conditions.

     The Board of Directors of Continental has unanimously determined that the offer is fair to, and in the best interests of the company and its stockholders and has unanimously recommended that Continental's stockholders accept the offer and tender all their shares.

     The offer would be followed by a merger in which all remaining outstanding shares of Continental would be converted into the right to receive $23.90 cash net per share.

     BancAmerica Robertson Stephens will act as dealer manager and MacKenzie Partners, Inc. will act as information agent. BancAmerica Robertson Stephens may be contacted at (888) 445-6678. Requests for assistance or copies of the tender offer materials may be directed to MacKenzie Partners, Inc. by telephoning toll-free 800-322-2885.

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